EXHIBIT 99.1

ASHFORD HOSPITALITY TRUST
Second Quarter 2016 Conference Call
August 5, 2016
10:00 a.m. Central

Introductory Comments - Marilynn Meek

Good day everyone and welcome to today's conference call to review results for Ashford Hospitality Trust for the second quarter of 2016 and to update you on recent developments. On the call today will be: Monty Bennett, Chairman and Chief Executive Officer; Douglas Kessler, President; Deric Eubanks, Chief Financial Officer; and Jeremy Welter, Executive Vice President of Asset Management. The results as well as notice of the accessibility of this conference call on a listen-only basis over the Internet were distributed yesterday afternoon in a press release that has been covered by the financial media.

At this time, let me remind you that certain statements and assumptions in this conference call contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to numerous assumptions, uncertainties, and known or unknown risks, which could cause actual results to differ materially from those anticipated. These risk factors are more fully discussed in the Company's filings with the Securities and Exchange Commission. The forward-looking statements included in this conference call are only made as of the date of this call and the Company is not obligated to publicly update or revise them.

In addition, certain terms used in this call are non-GAAP financial measures, reconciliations of which are provided in the Company's earnings release and accompanying tables or schedules, which have been filed on Form 8-K with the SEC on August 4, 2016 and may also be accessed through the Company's website at www.AHTREIT.com. Each listener is encouraged to review those reconciliations provided in the earnings release together with all other information provided in the release.

I will now turn the call over to Monty Bennett. Please go ahead sir.

Introduction - Monty Bennett

Good morning everyone and thank you for joining us. Our second quarter RevPAR growth was 4.9%, which significantly outperformed the industry average of 3.5%. We also posted solid Adjusted EBITDA and AFFO growth and saw our margins expand by 106 basis points. We are very pleased with these results and believe they speak to the quality of our portfolio and our asset management capabilities.

In addition to the quality of our portfolio, we believe it is the quality, experience, stability and alignment of our management team that has driven strong total shareholder return performance since our IPO in 2003. Since our IPO, this management team has achieved a 113% total shareholder return compared to an 87% return for our peers. Key to that performance and this platform is the exceptionally high level of alignment that is created by our 18% insider ownership, which is the highest in the hotel REIT space and about nine times the peer average. Add to that the incentives to create shareholder value and outperform our peers that are structured into our advisory agreement with Ashford Inc. and it is easy to see why we think our management structure and management team are a competitive advantage for our platform and are key to the shareholder value that we have consistently created for our investors.

This focus on driving shareholder value was the impetus to refining our strategy at Trust to: focus on acquiring and owning upper-upscale full-service hotels; opportunistically execute on the sale of our non-core, select-service hotels; continue to target net debt to gross assets at 55% to 60%; and to target a cash and cash equivalents balance equal to 25% to 35% of our total equity market capitalization for financial flexibility as we believe this excess cash balance provides a hedge in uncertain economic times as well as providing dry powder to capitalize on attractive investment opportunities as they arise.

Along those lines, in early June, Trust announced the completed sale of a 5-hotel portfolio of select-service hotels for $142 million in cash and at the same time, we signed a definitive agreement for the sale of our two Palm Desert assets for $36 million and the Hampton Inn Gainesville for $27 million. We believe these three transactions further validate the attractiveness of our select-service portfolio to potential buyers and the soundness of our refined sales process in divesting of non-core assets to ensure that we maximize long-term value for our shareholders.

We are committed to maximizing value for our shareholders as we focus on generating solid operating performance and continuing to execute on opportunistic sales of our remaining select-service assets.

We thank you for all of your continued support and look forward to updating you on our progress on future calls. I will now turn the call over to Deric to review our first-quarter financial performance.

Financial Review - Deric Eubanks

Thank you, Monty.

For the second quarter of 2016, we reported AFFO per diluted share of $0.60 compared with $0.51 a year ago. This reflects an 18% growth rate over the prior year.

Adjusted EBITDA totaled $132.8 million, reflecting an 11% growth rate over the prior year.

At quarter's end, we had total assets of $4.9 billion in continuing operations. We had $3.8 billion of mortgage debt in continuing operations with a blended average interest rate of 5.2%. Our debt is currently 26% fixed-rate and 74% floating-rate, all of which have interest rate caps in place. Including the market value of our equity investment in Ashford Inc., we ended the quarter with net working capital of $435 million, which equates to over $3.70 per share of value.

As of June 30, 2016 our portfolio consisted of 127 hotels with 26,554 net rooms.

Our share count currently stands at 116.7 million fully diluted shares outstanding, which is comprised of 96.2 million shares of common stock and 20.5 million OP units. We have 21.7 million OP units, but as a result of the current conversion factor being less than one for one, these units are convertible into approximately 20.5 million shares of common stock.

With regard to dividends, the Board of Directors declared a second-quarter 2016 cash dividend of $0.12 per share, or $0.48 per share on an annualized basis. Based on the current stock price, this represents a 8.4% dividend yield based on yesterday’s stock price, one of the highest in the hotel REIT space. The adoption of a dividend policy does not commit the Company to declare future dividends. The Board will continue to review the dividend policy on a quarter to quarter basis.

Subsequent to quarter end, in early July, we priced an underwritten public offering of 4,800,000 shares of 7.375% Series F Cumulative Preferred Stock at $25.00 per share. Dividends on the Preferred Stock will accrue at a rate of 7.375% per annum on the liquidation preference of $25.00 per share.

Also in early July, we announced that we intend to redeem all of our issued and outstanding shares of our 9.00% Series E Cumulative Preferred Stock using the proceeds from the Series F Preferred raise. The redemption date will be August 8, 2016.
Additionally, while we do not have any debt maturities until April 2017, we are continuously monitoring the debt markets and will be opportunistic when we believe market conditions are favorable to do so.

This concludes our financial review. I would now like to turn it over to Jeremy to discuss our asset management activities for the quarter.

Asset Management - Jeremy Welter

Thank you, Deric.

During the second quarter, we grew RevPAR by 4.9%, with EBITDA flow-through of 61%. Portfolio RevPAR growth for the quarter outperformed our tract chain scale by 40 basis points. As a portfolio, we outperformed our competitors across both the group and retail transient segments. Not only did we achieve solid RevPAR results, but we also produced strong margin growth as EBITDA margin for the portfolio grew 106 basis points to reach an all-time high of 35.9% during the second quarter. We attribute this solid performance to the quality and diversity of the portfolio.

I would now like to discuss several successful asset management initiatives our team has undertaken at our properties that are driving very positive results.

As I have mentioned on previous calls, in August of 2013, we announced a plan to convert the Beverly Hills Crowne Plaza to a Marriott. The Marriott Beverly Hills officially opened on July 1, 2015, and the renovation concluded in August, receiving an award from Marriott International for renovation excellence. The property’s year-to-date performance through June has been stellar, with total revenue growth of 84%, rate growth of 48%, EBITDA flow-through of 53% and a gain of 5,100 basis points in market share versus its competitors year-to-date.

Additionally, following a guestroom renovation in the first quarter of 2015 and the completion of a corridor renovation in the first quarter of 2016, the 673-room Renaissance Nashville, which is our largest property, grew RevPAR by 22.7% during the second quarter, which outperformed the market by 1,210 basis points. The property’s rate increased by 13% and EBITDA flow-through was 64%. The Marriott Beverly Hills and Renaissance Nashville are just two of the many examples of effective deployment of capital into our portfolio.

In July 2015, we completed the acquisition of the W Atlanta Downtown. One of our team’s strategies was to focus on a number of value-add opportunities outside of traditional hotel operations. To date, we have changed out the management of the on-premise digital billboard and renegotiated guest parking arrangements, which combined should generate over $850,000 in incremental EBITDA. In addition to these value-add opportunities, the W Atlanta grew RevPAR by 12.8% for the second quarter with 83% EBITDA flow-through. Compared to last year, total revenue in the second quarter increased by more than $700,000 while EBITDA increased by more than $580,000.

At the corporate level, our team is also focused on finding ways to reduce our costs of doing business. For example, we recently renewed our property insurance policy and reduced our property insurance premiums, on a comparable basis, by 11% compared to the previous policy year which contributed to a cumulative decrease of over 30% for the last 3 years. Also, during the second quarter, the team was successful in reducing property tax assessments at both the Hilton Ft. Worth and the Marriott Sugarland creating annual tax savings of approximately $725,000.

I will now hand the call over to Douglas.

Capital Market Strategies - Douglas Kessler

Thank you, Jeremy.

Last June, we announced that Trust would, as part of a refined investment strategy, opportunistically divest of its non-core, select-service assets over time. Earlier this year, we decided to focus on selling these assets in smaller portfolios and/or in single asset transactions as we believe that strategy will result in higher prices in the current market environment.

To that end, in early June, we completed the sale of a 5-hotel, 1,396-room portfolio of select-service hotels for $142 million in cash ($102,000 per key) to Noble Investment Group.  The 5-hotel portfolio is comprised of the 146-room Courtyard Edison in Edison, NJ; the 150-room Residence Inn Buckhead in Atlanta, GA; and the 312-room Courtyard Lake Buena Vista, 388-room Fairfield Inn Lake Buena Vista and 400-room Springhill Suites Lake Buena Vista in Orlando, FL. The purchase price, including projected capex to be invested by Noble, represented a trailing 12-month cap rate of 8% on net operating income. The portfolio had an existing debt balance of approximately $98 million, and Trust realized net proceeds from the disposition of approximately $37 million after debt repayment and transaction costs.

Also in early June, we announced that we entered into a definitive agreement to sell the 151-room Courtyard Palm Desert and the 130-room Residence Inn Palm Desert for $36 million ($128,000 per key).  The two assets have an existing debt balance of approximately $24 million that will be assumed by the buyer.  After debt assumption and transaction costs, the net proceeds are expected to be approximately $11 million.  The transaction is scheduled to close in the third or fourth quarter of 2016, subject to certain closing conditions. We have also entered into a definitive agreement to sell the Hampton Inn Gainesville for approximately $27 million and is expected to close in the third or fourth quarter of 2016. The property has an existing debt balance of $21 million and the net proceeds are expected to be approximately $5 million.

We are continuing to pursue the opportunistic sale of our other non-core select service hotels over time.

That concludes our prepared remarks and we will now open it up for your questions.

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